Exhibit 10.21

October 13, 2009

Mr. Frank Leonard

Chief Financial Officer

And

Mr. David Stasiewicz

Vice President – Finance

Addus Healthcare, Inc.

2401 S. Plum Grove Rd.

Palatine, Illinois 60067

Re:	$50,000,000 Revolving Credit Facility
Addus Healthcare, Inc. et al.

Dear Mr. Leonard:

We are pleased to advise you that Fifth Third Bank, an Ohio banking corporation (the “Lender”) commits, subject to the terms and conditions contained herein and in the term sheet attached hereto as Exhibit A (the “Term Sheet”; the Term Sheet and this commitment letter are collectively referred to herein as the “Commitment”) to provide the above referenced credit facility (the “Facility”) to ADDUS HEALTHCARE, INC., an Illinois corporation, ADDUS HEALTHCARE (IDAHO), INC., a Delaware corporation, ADDUS HEALTHCARE (INDIANA), INC., a Delaware corporation, ADDUS HEALTHCARE (NEVADA), INC., a Delaware corporation, ADDUS HEALTHCARE (NEW JERSEY), INC., a Delaware corporation, ADDUS HEALTHCARE (NORTH CAROLINA), INC., a Delaware corporation, BENEFITS ASSURANCE CO., INC., a Delaware corporation, FORT SMITH HOME HEALTH AGENCY, INC., an Arkansas corporation, LITTLE ROCK HOME HEALTH AGENCY, INC., an Arkansas corporation, LOWELL HOME HEALTH AGENCY, INC., an Arkansas corporation, PHC ACQUISITION CORPORATION, a California corporation, PROFESSIONAL RELIABLE NURSING SERVICE, INC., a California corporation, as Borrowers (individually and collectively, “Borrower”), and ADDUS HOMECARE CORPORATION, a Delaware corporation (“Holdings”), as Guarantor. Lender anticipates that

Addus Healthcare, Inc.	Page 2

each entity constituting Borrower will be co-borrowers under and jointly and severally liable for the Facility and that Holdings will be a guarantor of the Facility (such co-borrowers and guarantor are collectively referred to as the “Credit Parties”).

This Commitment is being delivered in reliance that all Information provided to Lender will be accurate and complete in all material respects. Accordingly, Borrower hereby represents and covenants that all written information (other than projections, forward looking statements or information of a general economic nature) prepared by or on behalf of Borrower, concerning Borrower, any other Credit Party or the transactions contemplated hereby (the “Information”) which is made available in writing to Lender by Borrower or any authorized representative of Borrower in connection with the transactions contemplated hereby (as subsequently updated), will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein in the aggregate, in light of the circumstances under which such statements were made, not misleading.

Please note that any closing of the Facility is subject to the satisfactory completion by Lender of all legal due diligence, the legal and regulatory conditions by which Lender is bound, the customary funding conditions of Lender, and the conditions precedent set forth in the Term Sheet below the caption “Other Terms and Conditions Precedent”. In addition to the loan documents described in this Commitment, Lender reserves the right to require additional loan documents that are customary for this type of transaction.

In consideration of the execution and delivery of this Commitment by Lender, Borrowers and Holdings each hereby agree, jointly and severally, to indemnify, exonerate and hold Lender and its officers, directors, employees, affiliates, attorneys and agents (each an “Indemnified Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and reasonable expenses, including reasonable attorneys’ fees and expenses (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to the proposed Facility or other similar transactions financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of the Facility, or the execution, delivery, performance or enforcement of this Commitment or loan documentation relating to the Facility, by any of the Indemnified Parties, or the collateral for the Facility, except for any such Indemnified Liabilities arising on account of the applicable Indemnified Party’s gross negligence or willful misconduct. Borrower’s obligations under this paragraph shall survive until the parties have entered into a Loan and Security Agreement with respect to the Facility.

Immediately upon written request by Lender, Borrower agrees to reimburse Lender for all its reasonable out-of-pocket costs and expenses associated with due diligence, underwriting and documenting the Facility, including, without limitation, reasonable attorneys fees and costs, tax, lien and judgment search fees and costs, and auditing, appraisal and reference check fees and costs, regardless of whether the Facility closes (collectively, “Expenses”). Borrower’s obligations under this paragraph shall survive the termination of this Commitment.

Addus Healthcare Inc.	Page 3

This Commitment shall automatically expire on the date and time set forth below unless Lender has received by that date and time the countersigned copy of this letter and payment of a Commitment Fee in the amount set forth on Borrower’s signature page hereto (the “Commitment Fee”). Borrower acknowledges that the entire Commitment Fee has been fully earned by Lender as of the date hereof in consideration of Lender committing, subject to the terms and conditions set forth in this Commitment, to make funds available to Borrower, and that Lender will not be required to refund any portion of the Commitment Fee to Borrower, provided that the Commitment Fee shall be applied to any closing fee payable on the closing date of the Facility.

This Commitment is being furnished to Borrower on the basis that neither its contents nor the fact that Borrower, any other Credit Parties and Lender are having any discussions related to the Facility, including the status thereof, termination thereof, any decision on Borrower’s, any other Credit Party’s or Lender’s part to no longer consider the Facility or any terms, conditions, or other facts in respect thereof, will be shared with any third-party including, without limitation, any financial institution or intermediary without Lender’s prior written consent, except that any of Borrower and any other Credit Party may share the contents of this Commitment with its advisors, management, and regulatory bodies on a need-to-know basis. Any person who is informed of the contents of this Commitment must be informed that such contents are confidential and may not be disclosed without Lender’s prior written consent provided that the Credit Parties may describe the contents of this Commitment in the registration statement on Form S-1 filed with the Securities and Exchange Commission (and any amendments thereto) and otherwise as required in connection with the IPO.

Neither this Commitment nor the proceeds of the Facility shall be assignable by Borrower or any other Credit Party to anyone without Lender’s prior written consent, which shall be at the sole and absolute discretion of Lender. No party other than Borrower shall be entitled to rely on this Commitment. Notwithstanding anything to the contrary herein or in any other written or oral communication by Lender, Borrower acknowledges that neither Borrower nor any other Credit Party shall be entitled to obtain the original or any copies of any reports received or generated by Lender during the course of its credit review and/or due diligence, even if such Borrower or other Credit Party has directly paid for such reports or reimbursed such Lender for its payment(s) for such reports.

This Commitment represents the entire agreement between the parties with respect to the proposed transaction and supersedes all other prior oral and written agreements or understandings. Delivery of an executed counterpart of this letter by telefacsimile shall be equally effective as delivery of a manually executed counterpart of this Commitment. Any party delivering an executed counterpart of this Commitment by telefacsimile shall also deliver a manually executed counterpart of this Commitment, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Commitment.

This Commitment and any loan documents, shall be governed by and construed under the internal laws of the State of Illinois, without regard to its conflicts of laws principles. Each of Lender and Borrower hereby (i) consents to the jurisdiction of the state and federal courts located in the State of Illinois, (ii) waives objection to the venue of an action heard in a court located in the City of Chicago, State of Illinois, (iii) waives any and all rights to trial by jury in any action or proceeding relating to this Commitment and agrees that any such action or proceeding shall be heard before a court and not before a jury. Under no circumstances shall Lender or its affiliates

Addus Healthcare, Inc.	Page 4

be liable to Borrower, any other Credit Party or any other person for any punitive, exemplary, consequential or indirect damages which may be alleged in any way related this Commitment, the Facility, the loan documentation, or the collateral for the Facility, regardless of whether the Facility closes.

We welcome this opportunity to be of service to Borrower by offering this financing and look forward to working with Borrower on this transaction. Please indicate acceptance by Borrower of the terms of this Commitment by signing where indicated below. This Commitment will expire and be of no force or effect if not executed and delivered together with the aforementioned Commitment Fee to Lender by October 22, 2009, by 5:00 pm CST.

Very Truly Yours,

Fifth Third Bank
Structured Finance Group

By:	/s/ Gregory H. Bork
Gregory H. Bork
Vice President

Addus Healthcare, Inc.	Page 5

SIGNATURE PAGE TO

FIFTH THIRD BANK COMMITMENT LETTER

The foregoing is accepted and agreed to:

Borrowers:	Guarantor:

ADDUS HEALTHCARE, INC., an Illinois corporation	ADDUS HOMECARE CORPORATION, a Delaware Corporation

ADDUS HEALTHCARE (IDAHO), INC., a Delaware corporation	By:	/s/ Mark S. Heaney
	Name:	Mark S. Heaney
	Title:	President and Chief Executive Officer

ADDUS HEALTHCARE (INDIANA), INC., a

Delaware corporation

ADDUS HEALTHCARE (NEVADA), INC., a

Delaware corporation

ADDUS HEALTHCARE (NEW JERSEY), INC., a

Delaware corporation

ADDUS HEALTHCARE (NORTH CAROLINA), INC., a

Delaware corporation

BENEFITS ASSURANCE CO., INC., a

Delaware corporation

FORTH SMITH HOME HEALTH AGENCY, INC.,

an Arkansas corporation

LITTLE ROCK HOME HEALTH AGENCY, INC.,

an Arkansas corporation

LOWELL HOME HEALTH AGENCY, INC.,

an Arkansas corporation

PHC ACQUISITION CORPORATION,

a California corporation

PROFESSIONAL RELIABLE NURSING SERVICE, INC.,

a California corporation

Intending to bind each of the above entities

By:	/s/ Mark S. Heaney
Name:	Mark S. Heaney
Title:	President

SUMMARY OF TERMS AND CONDITIONS

Borrowers:	Addus Healthcare, Inc.,
Addus Healthcare (Idaho), Inc.,
Addus Healthcare (Indiana), Inc.,
Addus Healthcare (Nevada), Inc.,
Addus Healthcare (New Jersey), Inc.,
Addus Healthcare (North Carolina), Inc.,
Benefits Assurance Co., Inc.,
Fort Smith Home Health Agency, Inc.,
Little Rock Home Health Agency, Inc.,
Lowell Home Health Agency, Inc.,
PHC Acquisition Corporation, and
Professional Reliable Nursing Service, Inc.
(Hereinafter collectively “Companies”, or “Borrowers”)

Guarantor:	Addus Homecare Corporation (“Holdings” as a guarantor, the “Guarantor”; Borrowers and the Guarantor are collectively referred to herein as “Credit Parties” and each a “Credit Party”)

Agent:	Fifth Third Bank (“Bank” or “FTB”), as agent (the “Agent”) for the lenders party thereto from time to time (the “Lenders”)

Facility:	$50,000,000 revolving credit facility. Availability of funds shall be based upon the advance rates outlined below.

Term:	Five (5) Years from the closing date

Purpose:	Proceeds under the Facility are to be used to: (i) fund working capital needs and general corporate purposes of the Borrowers, (ii) fund the Borrowers’ permitted acquisitions, (iii) refinance existing senior debt and (iv) pay for fees, costs and expenses incurred in connection with this Facility and the IPO.

Exhibit A – Page 1

Security:	The Facility shall be secured by a valid, perfected, first and only priority security interest in all of Borrowers’ now owned or hereafter acquired tangible and intangible assets, including, but not limited to (the “Collateral”): accounts receivable, contract rights, documents, instruments, trade names and general intangibles; provided that, to the extent any such collateral (including the creation or perfection of any security interest therein) is not or cannot be provided on the Closing Date (other than the grant and perfection of security interests in assets located in any state of the United States, Puerto Rico or the District of Columbia with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code or the delivery of a stock certificate) after Borrowers’ use of commercially reasonable efforts to do so or without undue burden or expense, then the provision of any such collateral shall not constitute a condition precedent to the Closing Date, but may instead be provided after the Closing Date pursuant to arrangements to be mutually agreed. All obligations under the Facility, real or contingent, shall be cross-collateralized and cross-defaulted.

Closing Date:	The closing date for the Facility (the “Closing Date”) will, subject to the satisfaction of the conditions precedent described herein, be the date of the Closing of the Initial Public Offering contemplated by Addus HomeCare Corporation (the “IPO”). The Closing Date will be subject to completion of satisfactory legal documentation.

Advance Rates:	The product of the (i) Advance Multiple (up to 2.75) and (ii) Adjusted EBITDA for the most recent period of twelve months for which financial statements have been delivered pursuant to the Reporting Requirements.

Minimum Availability:	On the Closing Date the Borrower will be required to have minimum Excess Availability of $4,000,000 immediately after the closing of the transaction described herein. “Excess Availability” shall mean, as of any date of determination, the lesser of (i) the Maximum Revolving Loan Limit less the sum of the outstanding Revolving Loans and Letter of Credit Obligations and (ii) the Borrowing Base less the sum of the outstanding Revolving Loans and Letter of Credit Obligations, in each case as of the close of business on such date.

Letter of Credit Sublimit:	The aggregate amount of Stand-by Letter of Credit Obligations outstanding at any time shall not exceed $15,000,000.

Exhibit A – Page 2

Pricing & Fees:

Stand-by Letters of Credit	Issued Stand-by Letters of Credit will be charged at a rate of 2% per annum payable monthly on the first business day of the month. The Bank’s standard issuance, amendment, cable charges in effect at the time of the issuance will also be charged at the time the expense is incurred or at issuance.

Interest Rate:	Direct borrowings under the Facilities shall bear interest floating at either (a) the 30 day London InterBank Offering Rate (LIBOR) plus the Margin defined below (the “Floating Rate”) or (b) LIBOR rate for any interest period plus the Margin defined below based on the Term period (the “LIBOR Rate”). Interest shall be calculated for each day at 1/360th of the applicable per annum rate.

Margin Pricing & Fee Structure
Term (yrs) 5
Margin	460
Unused Fee	50

Interest will be computed on the basis of a 360-day year and actual days elapsed, in arrears, and shall fluctuate concurrently with, and in an amount equal to each increase or decrease in the LIBOR rate.

With respect to the LIBOR Rate, Borrower may select LIBOR Rate interest periods up to six months. The Borrower may have in addition to the Floating Rate up to four separate contracts excluding the floating portion with minimum amounts of $5,000,000 and integral multiples of $1,000,000 in excess of such amounts.

Interest will be paid monthly or at the end of the relevant Interest Period.

Unused Line Fee	The unused Fee as identified above will be calculated on the average daily-unused portion of the Facility, payable quarterly in arrears.

Closing and Commitment Fees:

Borrower shall pay FTB the following Closing and Commitment Fees:

Commitment Fee - $125,000

Closing Fee - $125,000

Total = 1/2 of 1% or $250,000

The Commitment Fee shall be fully earned and payable to FTB upon issuance of the Commitment Letter; and the Closing Fee shall be fully earned and payable to FTB on the Closing Date.

Exhibit A – Page 3

Other Fees and Expenses:	Borrower shall reimburse the Bank for all out-of-pocket expenses incurred associated with the closing and ongoing maintenance of this transaction.

Covenants & Other Provisions:

Financial Covenants:

The facility will include the following financial covenants on terms (including, without limitation, related definitions) acceptable to Agent and Borrower:

Minimum Fixed Charge Coverage Ratio

Minimum Net Worth

Maximum Senior Leverage Ratio

Maximum Capital Expenditures

Other Covenants:	Restrictions on the following: guaranties; indebtedness; liens; mergers, sales, acquisitions, subsidiaries (with exceptions for “permitted acquisitions”, as further provided and as defined in the definitive loan documentation); dividends and distributions; investments and loans; fundamental changes and line of business; equipment; affiliate transactions; and other agreements.

Reporting Requirements:

At a minimum, the Borrowers shall be required to provide the following information to Agent:

•        Annual audited consolidated financial statements within one hundred twenty (120) days of fiscal year end by an accounting firm acceptable to Agent.

•        Monthly company-prepared financial statements within forty-five (45) days of month-end.

•        Quarterly management report providing a summary of the operations of the business and key operating metrics.

•        Annual Business Plan including monthly projections submitted no later than the last day of the prior FYE.

•        Quarterly Compliance Certificate signed by the Chief Financial Officer or Vice President of Finance on behalf of the Companies indicating compliance with all of the financial covenants and calculating the Advance Rates satisfactory to Agent.

Depository Accounts:	Borrowers shall continue to maintain their demand deposit accounts with FTB, subject to customary exceptions. FTB will continue to be the principal deposit and disbursement bank for Borrowers.

Exhibit A – Page 4

Events of Default:	Usual and customary for transactions of this nature, including, but not limited to, failure to pay principal, interest, fees or any other amounts when due, failure to meet any covenant or agreement, inaccurate or false representation or warranties, cross default, change of control, insolvency, bankruptcy, and judgment defaults.

Participations:	FTB retains the right to sell participations in the Facilities pre and post the Closing Date.

Other Terms & Conditions Precedent:

On or before the Closing Date of the secured financing transactions being provided by Agent and the Lenders on the terms set forth in this letter, the following conditions precedent will have to have been satisfied in a manner satisfactory to Agent.

(a)     Leasehold and Similar Agreements. The Agent shall have received landlord, mortgagee, warehouseman, consignment, processing or similar agreements satisfactory to the Agent in its sole discretion exercised in a good faith and commercially reasonable manner with respect to the Credit Parties’ principal office;

(b)     Subordinated Loan Documentation. Agent shall have received final executed copies, certified as true and complete, of (i) all Subordinated Debt Documents as in effect on the Closing Date; and (ii) the Subordination Agreements with respect to any Subordinated Debt;

(c)     Pledge Agreements. Agent shall have received Pledge Agreements (i) of Holdings pledging all of the issued and outstanding capital stock of Addus Healthcare, Inc., (ii) of Addus Healthcare, Inc. pledging all of the issued and outstanding capital stock of each of its Subsidiaries, in each case together with all original certificates evidencing such equity interests, and accompanying equity powers;

(d)     Intellectual Property Security Agreements. Agent shall have received a security and pledge agreement with respect to intellectual property Collateral and any related documents with respect to intellectual property Collateral, in form and substance satisfactory to Agent in its sole discretion;

(e)     Closing Document List. Agent shall have received the customary closing documents, such as opinions, officers’ certificates, resolutions and organizational documents, set forth on the closing document list) in each case in form and substance satisfactory to Agent (with such number of originals or copies as required by Agent) executed by the Credit Parties and other required Persons, as applicable;

Exhibit A – Page 5

(f) Other Items.

(i)      Agent shall have received such financial statements, reports, certifications, and other operational information required to be delivered under the definitive loan documentation or otherwise required by Agent, including without limitation an initial Notice of Borrowing calculating the Advance Rates;

(ii)     All of the obligations of Credit Parties to Freeport Financial LLC (the “Prior Lender”) as in effect immediately prior to the Closing Date will be performed and paid in full from the proceeds of the initial advances under the initial Loans on the Closing Date and all liens or security interests of any such Prior Lender on any property of any Credit Party in respect thereof will be terminated immediately upon such payment; and

(iii)   Agent shall have received evidence satisfactory to it that the Credit Parties have appropriate insurance coverage and policies in place in form and substance reasonably satisfactory to Agent that are in full force and effect, together with written evidence showing lender’s loss payable or additional insured clauses or endorsements in favor of Agent as required by Agent;

(g)     Material Adverse Effect. Since December 31, 2008, no event shall have occurred which has had or could reasonably be expected to have a material adverse effect on the business, property, assets, operations or financial condition, of the Credit Parties and their subsidiaries, taken as a whole (“Material Adverse Effect”);

(h)     Litigation. There exists no pending or threatened civil, equitable or criminal proceeding, litigation, action, suit, claim, investigation (governmental or judicial or otherwise), dispute, indictment or prosecution, pleading, demand or the imposition of any fine or penalty or similar matter against any Credit Party or any of their respective Affiliates or respective assets in any court or administrative forum that (i) is not covered by insurance and (ii) if determined adversely, could reasonably be expected to have a Material Adverse Effect on the Credit Parties and their Subsidiaries taken as a whole;

Exhibit A – Page 6

(i)      Filings, Registrations and Recordings. Subject to the proviso contained in the provisions above set forth opposite the caption “Security” Agent shall have received each document (including any UCC-1 financing statements) required by the definitive loan documentation or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent, for its benefit and the benefit of the other Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than permitted liens to be agreed upon in the definitive loan documentation), which shall be in proper form for filing, registration or recordation;

(j)      Capitalization. There shall have been no material change to (i) the form of Amended and Restated Certificate of Incorporation of Holdings (assuming the same provides for 50,000,000 authorized shares, consisting of 40,000,000 shares of common stock and 10,000,000 shares of preferred stock) or the Amended and Restated By-laws of Holdings attached as exhibits to the Registration Statement on Form S-1 of Holdings on file immediately prior to the date hereof (the “Registration Statement”); (ii) the capitalization table set forth in the Registration Statement (other than any changes that result from a change in the $12 offering price per share contemplated by the Registration Statement); and (iii) the draft form of Dividend Notes made by Holdings in favor of Eos Capital Partners III, L.P. and Eos Partners SBIC III, L.P. presented to Agent immediately prior to the date hereof in each case without the prior consent of the Agent. In addition, Holdings and the Borrowers shall be in pro forma compliance with the Minimum Net Worth covenant (on the terms set forth in the definitive Loan and Security Agreement) after giving effect to the IPO as of the Closing Date.

(k) Other Due Diligence. Agent shall have received from the Credit Parties any other information or materials available as reasonably requested by Agent;

(l)      Fees and Expenses. Agent shall have received payment in full of all fees and expenses payable to it by Borrowers in connection herewith, on or before disbursement of the initial Loans under the Facility;

Exhibit A – Page 7

(m)    Excess Availability. Agent shall have determined that immediately after giving effect to (A) the making of the initial Loans, including without limitation the Revolving Loans requested to be made on the Closing Date, (B) the issuance of the initial Letter of Credit, if any, requested to be made on such date, (C) the payment of all fees due upon such date and (D) the payment or reimbursement by Borrowers of Agent for all closing costs and expenses incurred in connection with the transactions contemplated hereby, Borrowers have Excess Availability of not less than Four Million Dollars ($4,000,000.00); and

(n)     Other Agreements. The Credit Parties shall have executed and delivered to Agent all such other documents; instruments and agreements which Agent determines are reasonably necessary to consummate the transactions contemplated by the definitive loan documentation and the proposed IPO transaction.

Indemnification:	Agent will be indemnified against all losses, liabilities, claims, damages, or expenses relating to the Borrowers’ use of loan proceeds or the commitments or environmental problems including but not limited to reasonable attorney’s fees and settlement costs.

Agent’s Legal Counsel:	Agent anticipates engaging Vedder Price P.C. to represent it in the negotiations and legal documentation of the Facility.

Governing Law:	Subject to the laws of the State of Illinois.

Exhibit A – Page 8